UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 30, 2004


                              WCA Waste Corporation
                              ---------------------
             (Exact name of registrant as specified in its charter)


           Delaware                  000-50808              20-0829917
-------------------------------     -----------          -------------------
(State or other jurisdiction of     (Commission            (IRS Employer
        incorporation)              File Number)         Identification No.)

           One Riverway, Suite 1400
                 Houston, Texas                                77056
   ---------------------------------------                   ----------
   (Address of principal executive offices)                  (Zip Code)


       Registrant's telephone number, including area code: (713) 292-2400


                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

         On November 30, 2004, WCA Shiloh Landfill, L.L.C. ("WCA Shiloh"), a subsidiary of WCA Waste Corporation ("WCA"), entered into two asset purchase agreements with Waste Reduction of South Carolina, Inc. ("Waste Reduction"), Trash-Away, Inc. ("Trash-Away") and Gary W. Seymore (collectively, the "Selling Parties") in order to acquire certain assets of Trash- Away and Waste Reduction. The acquisition was effective on December 1, 2004. The aggregate purchase price of the acquisitions was approximately $11 million. In addition, WCA Shiloh agreed to assume certain customer contracts, leases and operating liabilities and obligations related to the operation of Trash-Away after the closing date.

         The acquisition of Trash-Away included a collection company, a construction and demolition transfer station and recycling facility, and a portable toilet operation. The transfer station and collection company are located in Piedmont, South Carolina and include 16 trucks servicing ten roll-off routes, two commercial routes and one residential route. All of the construction and demolition waste collected will be internalized into WCA Shiloh's landfill located approximately 20 miles away in Travelers Rest, South Carolina.

         The acquisition agreements contain customary representations, warranties and covenants, certain indemnifications by the Selling Parties and WCA Shiloh, and covenants not to compete by the Selling Parties. Prior to, and subsequent to, the execution of the agreements, no material relationship existed between WCA or its affiliates and any of the Selling Parties.

         A portion of the purchase price of Trash-Away was paid for by the issuance by WCA to Trash-Away of a $3 million, five-year convertible promissory note dated November 30, 2004. The note bears simple interest at 5% per year, payable monthly, and is convertible into shares of WCA's common stock at a conversion price of $12 per share, subject to adjustment in the event of a merger, dividend, stock split, reclassification or other event affecting WCA's common stock (the "Conversion Price"). The note may not be converted by Trash-Away until November 30, 2005. At any time after November 30, 2005, if the closing price of WCA's common stock on any given day equals or exceeds the Conversion Price multiplied by 1.5, WCA may by written notice to Trash-Away either (i) force conversion of the note by Trash-Away or (ii) prepay the note without premium or penalty; provided, however, that such prepayment will not be effective until 30 days after WCA has notified Trash-Away of its intent to prepay and Trash-Away has not elected to convert the note into shares of WCA's common stock. Upon the occurrence of an event of default (which includes non-payments of interest prior to the maturity date and the commencement of voluntary or involuntary bankruptcy proceedings in respect of WCA), Trash-Away may declare the note immediately due and payable or convert the note into shares of WCA's common stock. To the extent there are any outstanding obligations under the note, any obligation of the Selling Parties to indemnify WCA Shiloh under the acquisition agreements shall be first offset against the convertible note and any remaining sums shall be paid by the Selling Parties.

         On December 1, 2004, WCA issued a press release announcing the acquisition of Trash-Away. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 3.02    Unregistered Sales of Equity Securities.

         The disclosure in Item 1.01 of this Form 8-K with respect to the terms of the convertible note are incorporated herein by reference. The convertible note was issued and sold in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 4(2) of the Securities Act. WCA believes that exemptions other than the foregoing exemption may exist for this transaction.

Item 9.01  Financial Statements and Exhibits.

         (c) Exhibits.

                  Exhibit 99.1 WCA Waste Corporation Press Release, dated December 1, 2004, announcing the acquisition of Trash-Away, Inc.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      WCA WASTE CORPORATION


Date: December 6, 2004                /s/ J. Edward Menger
                                      ----------------------------------
                                      J. Edward Menger
                                      Vice President and General Counsel

HOU:2381131.2


                                  EXHIBIT INDEX
                                  -------------

Exhibit        Description
-------        -----------
   99.1        WCA Waste Corporation Press Release,
               dated December 1, 2004, announcing
               the acquisition of Trash-Away, Inc.